GREENSPRING FUND, INC.
FIFTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIFTH AMENDMENT dated as of May 30, 2013, to the Custody Agreement, dated as of June 28, 2005, as amended May 1, 2009, May 1, 2010, February 1, 2011 and April 25, 2012 (the "Agreement"), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement and the fees; and

WHEREAS, Article 14.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Articles 13.1 Effective Period and 13.2 Termination shall be superseded and replaced with the following:

13.1 Effective Period.  This Agreement will continue in effect until June 30, 2016.

13.2 Termination and Early Termination.  This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Fund may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to June 30, 2016, the Fund agrees to pay the following fees:

a) An early termination fee equal to three times the base fee calculated pursuant to the current fee schedule for the month preceding the date of termination.  In no event shall the Fund's total obligation to pay early termination fees calculated according to all service line agreements (Custody, Distribution, Fund Accounting, Fund Administration
and Transfer Agency) exceed in its entirety $125,000;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to a successor service provider;
d) All out of pocket costs associated with a-c above

Amended Exhibit C, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/Elizabeth Agresta Swam	By: /s/Michael R. McVoy

Name: Elizabeth Agresta Swam	Name: Michael R. McVoy

Title: Chief Compliance Officer	Title: Senior Vice President

Amended Exhibit C to the Custody Agreement – Greenspring Fund, Inc.

DOMESTIC CUSTODY SERVICES FEE SCHEDULE effective July 1, 2013

Annual Fee Based Upon Market Value Per Complex*
XXX basis point on the first $ XXX million
XXX basis point on the balance
Minimum annual fee per fund - $ XXX

Portfolio Transaction Fees
$ XXX  per disbursement (waived if U.S. Bancorp is Administrator)
$ XXX  per U.S. Bank repurchase agreement transaction
$ XXX  per book entry security (depository or Federal Reserve System) and non-U.S. Bank repurchase agreement
$XXX  per portfolio transaction process through our New York custodian definitive security (physical)
$XXX per principal paydown
$XXX  per option/future contract written, exercised or expired
$XXX  per Cedel/Euroclear transaction
$XXX  per mutual fund trade
$XXX  per Fed Wire
$XXX  per margin variation Fed wire
$XXX per short sale

▪  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪  No charge for the initial conversion free receipt.
▪  Overdrafts – charged to the account at prime interest rate plus 2 (per letter signed 10/11/06)

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.

*Subject to CPI increase, Milwaukee MSA. – WAIVED if three year agreement signed